Exhibit 4.12
DATED as of 1 November 2010
TEEKAY CORPORATION
as Vendor
and

TEEKAY TANKERS LTD.
as Purchaser
PURCHASE AGREEMENT
relating to
the sale and purchase of the entire membership interests in
Esther Spirit L.L.C.
and
Iskmati Spirit L.L.C.
Berwin Leighton Paisner LLP
Adelaide House London Bridge London EC4R 9HA
tel +44 (0)20 7760 1000 fax +44 (0)20 7760 1111

Contents

Clause	Name	Page

1	Definitions and Interpretation	1
2	Agreement for Sale	6
3	Consideration	6
4	Completion	7
5	Warranties	8
6	Indemnities	11
7	Further Indemnities	13
8	Costs	14
9	Other Provisions	14
10	Notices	17
11	Termination	17
12	Governing Law and Jurisdiction	17

Schedule	Name	Page

1	Disclosure Schedule	19

2	The Interests Transfer Documents	22

3	Warranties and Representations	23

4	The Vessels	37

5	The Consideration Formula	38

Execution Page		39

DATED as of 1 November 2010
BETWEEN:
(1)	TEEKAY CORPORATION, a corporation incorporated in the Marshall Islands company having offices at Fourth Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton, HM 08 Bermuda (the “Vendor”)
(2)
TEEKAY TANKERS LTD., a corporation incorporated in the Marshall Islands company having a principal office at Fourth Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton, HM 08 Bermuda (the “Purchaser”)

BACKGROUND
(A)	The Vendor is the legal and beneficial owner of the Interests.
(B)	The Vendor has offered the Vessels for sale to the Purchaser on an en bloc basis for an amount equal to the Consideration.
(C)	The Purchaser has accepted the offer, which involves, amongst other things, the sale of the Interests by the Vendor to the Purchaser.
(D)	This Agreement sets out the terms upon which the Vendor and the Purchaser agree to the sale and purchase of the Interests.
OPERATIVE PROVISIONS
1	DEFINITIONS AND INTERPRETATION

1.1	Definitions
In this Agreement, including the Schedules and the recitals, unless the context requires otherwise:
“A Borrowers” means the A Borrowers as defined in the Facility Agreement.
“B Borrowers” means the B Borrowers as defined in the Facility Agreement.
“Business Day” means a day (other than a Saturday or Sunday) on which banks in New York are open for the transaction of normal banking business (other than solely for trading and settlement in Dollars).
“Claim” means a claim for breach of Warranty by the Purchaser against the Vendor.
“Closing” means completion of the sale and purchase of the Interests in accordance with Clause 4.1 (Timing and Place of Closing ).
“Closing Date” means 8 November 2010 unless otherwise agreed in writing by the Purchaser and the Vendor.
“Companies” means Esther Spirit L.L.C. and Iskmati Spirit L.L.C.

“Consideration” means the consideration payable by the Purchaser for the Limited Liability Interests as stated in or determined by Clause 3 (Consideration ).
“Consideration Formula” means the formula for the calculation of the Consideration as set out in Schedule 5 (The Consideration Formula ).
“Covered Environmental Losses” means all environmental and toxic tort Losses and Expenses suffered or incurred by the Purchaser, any member of the Purchaser’s Group or any of the Companies by reason of or arising out of:
(a)	any violation or correction of violation of Environmental Laws by the Vendor or any member of the Vendor’s Group; or
(b)
any event or condition associated with ownership or operation by the Vendor or any member of the Vendor’s Group of the Interests (including, without limitation, the presence of Hazardous Substances on, under, about or migrating to or from any of the Vessels or the disposal or release of Hazardous Substances generated by operation of any of the Vessels), including, without limitation:

(i)
the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation or other corrective action required or necessary under Environmental Laws;

(ii)	the cost or expense of the preparation and implementation of any closure, remedial, corrective action or other plans required or necessary under Environmental Laws; and
(iii)	the cost and expense for any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work, but only to the extent that such violation complained of under (a), or such events or conditions included in (b), occurred before the Closing Date and, provided that, in no event shall Losses or Expenses to the extent arising from a change in any Environmental Law after the Closing Date be deemed “Covered Environmental Losses”.
“CSC Charter” means the time charter party in respect of the m.v. “Esther Spirit” dated 18 May 2010 and made between (i) Teekay Chartering and (ii) CSC as amended from time to time as described in the Disclosure Schedule.
“CSC” means CSC Oil Transportation (S) Pte. Ltd.
“Disclosed” means fully, fairly and expressly disclosed by the Transaction Documents or the Disclosure Schedule and, for this purpose “fairly disclosed” means any information disclosed in such manner and in such detail or with sufficient explanation as to enable a reasonable purchaser to make an informed assessment or estimation of the matter concerned and its financial, operational or other consequences to any of the Companies.
“Disclosure Schedule” means the Disclosure Schedule set out in Schedule 1 (Disclosure Schedule).
“Dollars” and “$” means United States Dollars.

“Environmental Laws” means all federal, state, foreign and local laws, statutes, rules, regulations, orders, judgments and ordinances relating to protection of health and safety and the environment, each as amended up to and including the Closing Date.
“Esther Spirit L.L.C.” means a limited liability company formed under the laws of the Republic of the Marshall Islands with registration number 960304 with a registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.
“Facility Agreement” means the facility agreement more particularly described in Schedule 1 (Disclosure Schedule ).
“Financing Arrangements” means the Facility and related financing arrangements in relation to, amongst other things, the Vessels made available pursuant to the Loan Agreement.
“Hazardous Substances” means:
(a)	substances which contain substances defined in or regulated under applicable Environmental Laws;
(b)	petroleum and petroleum products, including crude oil and any fractions thereof;
(c)	natural gas, synthetic gas and any mixtures thereof;
(d)	any substances with respect to which a federal, state, foreign or local agency requires environmental investigation, monitoring, reporting or remediation;
(e)	any hazardous waste or solid waste, within the meaning of any Environmental Law;
(f)	any solid, hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any Environmental Law;
(g)	any radioactive material; and
(h)	any asbestos-containing materials that represent a health hazard.
“Indebtedness” means any borrowings or other indebtedness whatsoever owed by any of the Companies.
“Insolvency Event” means in relation to any of the Purchaser, the Vendor or any of the Companies (as the context may require) that any of the following actions has occurred in relation to it:
(a)
an order has been made or an effective resolution passed or other proceedings or actions taken (including, without limitation, the presentation of a petition) with a view to its administration, bankruptcy, winding-up, liquidation or dissolution; or

(b)	it has had a receiver, administrative receiver, manager or administrator appointed over all or any substantial part of its undertaking or assets; or
(c)	any event has occurred or situation arisen in any jurisdiction that has a substantially similar effect to any of the foregoing.

“Interests” means 100% of the entire equity interests, share capital or limited liability interests in each of the Companies.
“Iskmati Spirit L.L.C.” means a limited liability company formed under the laws of the Republic of the Marshall Islands with registration number 960542 with a registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960.
“Losses and Expenses” means liabilities, losses, damages, claims, demands, awards and expenses (including, without limitation, legal costs) and includes, for the avoidance of doubt, any value added tax (or similar tax) payable in relation to any such matter, circumstance or item (except to the extent that the Party claiming Losses and Expenses obtains credit for such value added tax).
“Loan Facility” means the loan facility made available pursuant to the Facility Agreement.
“Management Agreement” means the management agreement dated 18 December 2007 and made between (i) the Purchaser and (ii) the Manager in relation to the management of all the Purchaser’s vessels.
“Manager” means Teekay Tankers Management Services Ltd..
“Nanjing” means Nanjing Tanker Corporation
“Party” means a party to this Agreement.
“Pool Agreement” means the pool agreement dated 1 December 2003 and made between (i) Gemini Tankers L.L.C. and (ii) the Participants (as defined therein), as amended and supplemented from time to time as described in the Disclosure Schedule, in respect of the Gemini Pool and the entry of the m.v. “Iskmati Spirit” in the pool by Teekay Chartering as a Participant, which entry will continue after the Interests have been sold with Teekay Chartering acting as sub-contractor of the Manager under the Management Agreement.
“Post Completion Adjustment Statements” means the statements setting out and reconciling the accounts receivable and the accounts payable in respect of each of the Vessels as at the Closing Date.
“Purchaser’s Group” means the Purchaser and all of it’s Subsidiaries.
“Relevant Documents” means those agreements, contracts, understandings and arrangements to which any of the Companies are party or to which any of the Interests, the Vessels or any other assets of any of the Companies are subject or by which they are bound which are material to that Company or its trading activities, set out in the Disclosure Schedule.
“Security Interest” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, encumbrance, assignment, right of set-off, trust arrangement, title retention or other security interest or other agreement or arrangement of any kind having the effect of conferring security.
“Specified Rate” is the rate of interest equal to one month LIBOR from time to time plus 100 basis points.
“Subsidiary” of a person means any company or entity directly or indirectly controlled by such person, and for this purpose “control” means either the ownership of the voting share capital (or equivalent right of ownership) of such company or entity or the power to direct its policies and management, whether by contract or otherwise.

“Tax” or “Taxation” means any tax, duty, contribution, impost, levy or charge in the nature of tax, whether domestic or foreign, and any fine, penalty, surcharge or interest in relation thereto, including without limitation (and without prejudice to the foregoing) corporation tax, income tax (including tax failing to be deducted or withheld from or accounted for in respect of any payment), capital gains tax, value added tax, customs excise and import duties, stamp duty, stamp duty reserve tax, and any other payment whatsoever that any of the Companies are or may be or become bound to make to any person and that is or purports to be in the nature of taxation or otherwise by reason of any taxation statutes.
“Taxation Authority” means any national, local municipal, governmental, state, federal or fiscal, revenue, customs or excise authority, body, agency or official anywhere in the world having, or purporting to have power or authority in relation to Tax.
“Teekay Chartering” means Teekay Chartering Ltd..
“Teekay Holdings” means Teekay Holdings Limited, a Bermudian holding company and a wholly owned subsidiary of the Vendor.
“Transaction Documents” means this Agreement and the other documents delivered at Closing pursuant to Clause 4 (Completion ).
“Vendor’s Group” means the Vendor and any Subsidiary of the Vendor, from time to time (except, with effect from Closing, any of the Companies and any member of the Purchaser’s Group).
“Vessels” means the m.v. “Esther Spirit”, and the m.v. “Iskmati Spirit” owned by Esther Spirit L.L.C. and Iskmati Spirit L.L.C. respectively, details of which are set out in Schedule 4 (The Vessels).
“Warranties” means the representations and warranties set out in Clause 5 (Warranties ) and Schedule 3 (Warranties and Representations ).
1.2	Interpretation
1.2.1	Reference to:
(a)	a “Party” includes its successors and permitted assigns;
(b)	a person includes a legal or natural person, partnership, trust, company, government or local authority department or other body (whether corporate or unincorporated);
(c)	a statutory or regulatory body shall include its successors and any substituted body;
(d)	the singular includes the plural and vice versa; and
(e)	one gender includes all genders.
1.2.2
Unless otherwise stated, a reference to a Clause, sub-clause or Schedule is a reference to a Clause or sub-clause of, or Schedule to, this Agreement and a reference to this Agreement includes its Schedules.

1.2.3	Clause headings in this Agreement and in the Schedules are for ease of reference only and do not affect its construction.
1.2.4
In construing this Agreement the so-called eusdem generis rule does not apply and accordingly the interpretation of general words shall not be restricted by words indicating a particular class or particular examples.

2	AGREEMENT FOR SALE

2.1	Sale and purchase of Interests
Subject to the other provisions of this Agreement, the Vendor shall sell and transfer the Interests to the Purchaser and the Purchaser shall purchase and take transfer of the Interests on the Closing Date.
2.2	Further matters
The Vendor shall take all steps within its power and control (but without any obligation to expend any material amount) to procure that the Purchaser will duly obtain absolute title to the entire legal and beneficial interest in the Interests, and all rights (whether in respect of distributions, voting or otherwise) that at the date of this Agreement or any later time are conferred on or by any of the Interests, free from any Security Interest.
3	CONSIDERATION

3.1	Determination of the Consideration
The Consideration shall be determined in accordance with the Consideration Formula.
3.2	Payment of Consideration
The Consideration shall be paid and satisfied by the Purchaser on the Closing Date by way of electronic transfer to the account of the Vendor as specified by the Vendor in writing at least five Business Days before the Closing Date.
3.3	Vendor’s Undertakings
In addition to the transfer of the Interests to the Purchaser, the Vendor further undertakes as follows:
(a)	that on Closing, it shall procure that none of the Companies shall have any net liabilities other than the liabilities Disclosed in the Disclosure Schedule;
(b)
following the Closing Date and upon receiving any notices, correspondence, information or enquiries in relation to any of the Companies, the Interests, the Vessels or the Transaction Documents, it shall forthwith pass copies thereof to the Purchaser and shall hold on trust for the Companies and account forthwith for any monies received after the Closing Date on account of any of the Companies.

4	COMPLETION
4.1	Timing and place of Closing
Subject to the provisions of this Agreement, Closing shall be effected by the Vendor satisfying its obligations under Clause 4.2 (Vendor’s Closing obligations ) and by the Purchaser satisfying its obligations under Clause 4.3 (Purchaser’s Closing obligations ) and shall take place on the Closing Date.
4.2	Vendor’s Closing obligations
The Vendor shall deliver or procure that there are delivered to the Purchaser on or before the Closing Date (as the context may permit):
(a)	duly executed transfers in respect of the Interests in favour of the Purchaser, or as it may direct, further details of which are set out in Schedule 2 (The Interests Transfer Documents);
(b)	the certificates, if any, for the Interests (or an indemnity in the approved form for any lost certificates) further details of which are set out in Schedule 2 (The Interests Transfer Documents);
(c)
certified copies of the minutes of a meeting of the directors of the Vendor (certified as at the date of Closing to be a certified copy of such resolutions in full force and effect and certifying that such resolutions have not been revoked), confirming that it has authorised the transfer of the Interests to the Purchaser;

(d)
all statutory and minute books (in every case written up to, but not including, the Closing Date), common seals, certificates of formation and certificates of amendment (or equivalent), cheque books, bank mandates and other books and records (whether statutory, financial or otherwise) of each of the Companies as applicable and all certificates and documents of title relating to any investments of each of the Companies;

(e)	the original or certified true copies of the Transaction Documents;
(f)	the original or certified true copies of the Relevant Documents;
(g)
evidence satisfactory to the Purchaser that all amounts payable by the Companies under any loan facilities made available by the Vendor (other than with respect to amounts Disclosed as liabilities in the Disclosure Schedule), any bank, financial institution, or any other person whether on the basis of any Security Interest provided by any of the Companies, and whether in relation to the Vessels or otherwise, have been paid in full and all associated Security Interests (other than those identified in the Disclosure Schedule) and any other agreements or obligations entered into by any of the Companies for the benefit of itself or any other person have been terminated or released and, where applicable, reassigned to the Companies or to the person giving the same;

(h)	evidence satisfactory to the Purchaser that all necessary approvals in connection with the sale and purchase of the Interests have been obtained; and
(i)
if the Closing Date is not the date of this Agreement, the duly executed certificate of an officer of the Vendor dated on the Closing Date, in form reasonably acceptable to the Purchaser, certifying on behalf of the Vendor to the accuracy of representations and Warranties of the Vendor contained in this Agreement.

4.3	Purchaser’s Closing obligations
The Purchaser shall on Closing and subject to the transfer of the Interests deliver or procure that there is delivered to the Vendor a certified copy of the minutes of a meeting of the directors of its general partner, authorising the execution of this Agreement and any other Transaction Document that it is to execute pursuant to this Agreement.
4.4	Closing obligations not fulfilled
4.4.1	If either Party fails, for any reason, to comply with any of its obligations under the foregoing provisions of this Clause 4 (Completion ), the other Party may, at its option:
(a)
by written notice to the first Party defer the date for Closing by one or more periods that shall not exceed 20 Business Days in aggregate in respect of either all of the parties’ obligations under the foregoing provisions of this Clause 4 (Completion ) or such of those obligations that have not been complied with; or

(b)
proceed to Closing so far as practicable but without prejudice to the second Party’s rights (whether under this Agreement or the general law) as regards the obligations with which the first Party has not complied; or

(c)	waive all or any of the obligations in question of the first Party.
4.4.2	If Closing is deferred to another date in accordance with Clause 4.4.1(a), and Closing is effected, the provisions of this Agreement shall apply as if that other date were the Closing Date.
4.5	Post Completion Adjustment Statements
4.5.1	Within 30 Business Days after the Closing Date the Vendor shall procure the preparation of the Post Completion Adjustment Statements and shall send them to the Purchaser.
4.5.2
The Purchaser shall review the Post Completion Adjustment Statements and, on the date 15 Business Days after the date of the Post Completion Adjustment Statements, the Vendor or the Purchaser (as appropriate) shall pay any such additional payments as set out in the Post Completion Adjustment Statements to the other Party.

5	WARRANTIES
5.1	General
The Vendor represents, warrants and undertakes, subject to Clause 5.8 (Disclosure in Disclosure Schedule ), that each statement in Schedule 3 (Warranties and Representations ) is at the date of this Agreement, and will (save as Disclosed in the Disclosure Schedule or in writing not later than the time of Closing) at the Closing Date remain, true, accurate and not misleading in any respect on the basis that a reference to the Closing Date were substituted for any express or implied reference to the date of this Agreement in that Schedule.

5.2	Claims
The Vendor hereby unconditionally and irrevocably covenants with the Purchaser that, subject always to the limitations set out in Clause 6 (Remedies of the Purchaser), it will indemnify the Purchaser and each of the Companies against all Losses and Expenses that any member of the Purchaser’s Group or any of the Companies may suffer or incur or pay in enforcing its rights in connection with any matter referred to in this Agreement or any of the Transaction Documents including, without limitation:
(a)	the disputing and/or settlement of any Claims and any steps taken to avoid and advice sought in connection with any actual, threatened or anticipated Claims;
(b)	any legal proceedings in which any member of the Purchaser’s Group or any of the Companies makes a Claim; and

(c)	the enforcement of any such settlement or judgement.
5.3	Reliance on Warranties
The Vendor acknowledges that:
(a)	the Purchaser has been induced to enter and is entering into this Agreement and the other Transaction Documents on the basis of and in reliance upon the Warranties;
(b)
the Purchaser may rely on the Warranties to the exclusion of any other information, and that, with the exception of matters set forth in the Disclosure Schedule, the Purchaser’s rights in respect thereof will not be in any way impaired as a result of any other information being possessed by or available to any member of the Purchaser’s Group Companies or any officer, employee, professional or financial adviser of, or person acting on behalf of, the Purchaser or any member of the Purchaser’s Group.

5.4	Warranties are separate and independent
Each Warranty shall be construed as a separate and independent warranty and, save as expressly provided otherwise, shall not be limited or restricted by reference to or inference from any other terms of this Agreement or any other Warranty.
5.5	Reduction in Consideration
Any payments made by the Vendor to the Purchaser in respect of Claims shall, to the extent lawfully possible, be treated by the parties as a reduction in the Consideration; provided, however, that this Clause 5.5 (Reduction in Consideration) shall not in any way limit or restrict the amount recoverable by the Purchaser or any other person under this agreement to the amount of the Consideration or any other amount (but this is without prejudice to the limitations set out in Clause 6 (Remedies of the Purchaser).
5.6	Awareness of Vendor and Ordinary Course of Business
Where any Warranty is qualified by reference to the awareness, knowledge, information or belief of the Vendor (or any similar expression), the Vendor shall be deemed to have such awareness, knowledge, information or belief as it would have after having made reasonable enquiry of the senior executive managers and officers of the Vendor.

5.7	Provision of information
The Vendor undertakes promptly to provide the Purchaser with any information that the Purchaser may by written notice request in relation to:
(a)	any of the Warranties or any statement of fact contained elsewhere in this Agreement, any Relevant Document or any Transaction Document; or
(b)	the Disclosure Schedule or any other disclosure made or information provided (or purportedly made or provided) under this Clause 5.7 (Provision of information ); or
(c)	any matter or question connected with or arising out of any of the foregoing, but this only applies to information that is (either at the date of the Agreement or at the date of the request) in the possession of the Vendor or that the Vendor or any of its professional advisers can reasonably be expected to obtain and present without undue efforts.
5.8	Disclosure in Disclosure Schedule
The Vendor shall not have any liability in respect of any Claim if and to the extent that any fact, matter or circumstance that causes any of the Warranties to be breached or that might result in a Claim or possible Claim has been Disclosed in the Disclosure Schedule or otherwise in any of the Transaction Documents or Relevant Documents. The parties agree that the Disclosure made by the documents listed in the Disclosure Schedule constitutes full, fair and express disclosure of the facts, matters, transactions, rights, obligations, assets, liabilities, arrangements, relationships and scope of information to which those documents relate.
5.9	Notification of potential Claims before Closing
If, at any time before Closing, the Vendor becomes aware of any Claim or any matter that could reasonably be expected to cause a Claim to arise or any matter that at Closing would constitute a Claim or could reasonably be expected to cause a Claim to arise, it shall forthwith disclose the same in writing to the Purchaser.
5.10	Organisation and good standing
Each Party represents to the other Party that it is duly formed, organised and validly existing and in good standing under the laws of its jurisdiction of incorporation.
5.11	Due authorisation
Each Party represents to the other Party that it has all necessary power, authority and capacity to enter into this Agreement and to perform its obligations under this Agreement and the execution of this Agreement has been duly authorised by all necessary action on its part.
5.12	No impediments
To the best knowledge of each Party after making such diligent inquiry as may be reasonable under the circumstances, neither Party has any knowledge of any impediment that might impact the sale and purchase of the Interests as contemplated by this Agreement.
5.13	Survival
5.13.1
Subject to Clause 5.13.2 and to the limitations and other provisions of this Agreement and the Transaction Documents, the representations and warranties of the Vendor contained in this Agreement (including the Schedules hereto), the Disclosure Schedule and the Relevant Documents shall survive the Closing and remain in full force and effect for a period of 12 months after the Closing Date.

5.13.2
Warranties in paragraph 1(b), paragraph 1(c), paragraph 11 (Taxation ) and paragraph 12(a) of Schedule 3 (Warranties and Representations ) to this Agreement shall survive until, and shall terminate upon, the date of expiration of the applicable statute of limitations with respect to the liability in question.

5.13.3
The covenants and agreements of the Vendor contained in this Agreement and the Transaction Documents that by their terms extend beyond the Closing Date shall not terminate until all obligations with respect thereto have been performed or satisfied or shall have expired or been terminated in accordance with their terms.

6	INDEMNITIES
6.1	Indemnification by the Vendor
The Vendor agrees, subject to the other terms and conditions of this Agreement and the Transaction Documents, to indemnify each of the Purchaser, each member of the Purchaser’s Group and each of the Companies against and hold it harmless from any and all:
(a)
Losses and Expenses to the Purchaser, any member of the Purchaser’s Group or any of the Companies arising out of or related to the breach of any representation, warranty, covenant or agreement of the Vendor in this Agreement (including the Schedules hereto), the Disclosure Schedule and the Transaction Documents, to the extent Vendor is notified by the Purchaser of such Losses or Expenses prior to expiration of the applicable survival period set forth in Clause 6.1 (Survival );

(b)	Covered Environmental Losses relating to the Interests to the extent that the Vendor is notified by the Purchaser of any such Covered Environmental Losses within five (5) years after the Closing Date;
(c)	Losses or Expenses to the Purchaser, each member of the Purchaser’s Group or any of the Companies arising from:
(i)
the failure of any member of the Purchaser’s Group, immediately after the Closing Date, to be the owner of such ownership interests in and to the Interests as are necessary to enable any member of the Purchaser’s Group to own and operate the Interests in substantially the same manner that the Interests were owned and operated by any member of the Vendor’s Group immediately prior to the Closing Date; or

(ii)
the failure of any member of the Purchaser’s Group to have on the Closing Date any consent or governmental permit necessary to allow any member of the Purchaser’s Group to own or operate the Interests in substantially the same manner that the Interests were owned and operated by any member of the Vendor’s Group immediately prior to the Closing Date, in each of Clause 6.2.1(c)(i) and Clause 6.2.1(c)(ii), to the extent that the Vendor is notified by the Purchaser of such Losses or Expenses within three (3) years after the Closing Date; and
(d)	all federal, state, foreign and local income tax liabilities attributable to the operation of the Interests prior to the Closing Date.

6.2	Limited on liability
The aggregate liability of Vendor under Clause 6.1 (Indemnification by the Vendor) shall not exceed $10,000,000. Furthermore, no claim may be made against Vendor for indemnification pursuant to Clause 6.1 (Indemnification by the Vendor) unless the aggregate dollar amount of all claims for indemnification pursuant to such Clause shall exceed $500,000, in which case Vendor shall be liable for claims for indemnification only to the extent such aggregate amount exceeds $500,000.
6.3	Notice
The Purchaser agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification pursuant to Clause 6.2 (Indemnification by the Vendor), it will provide notice thereof in writing to the Vendor specifying the nature of and specific basis for such claim.
6.4	Conduct of claims
6.4.1
The Vendor shall have the right to control all aspects of the defence of (and any counterclaims with respect to) any claims brought against the Purchaser, any member of the Purchaser’s Group or any of the Companies that are covered by the indemnification set forth in Clause 6.1 (Indemnification by the Vendor), including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent (which consent shall not be unreasonably withheld) of the Purchaser (with the concurrence of the conflicts committee of the Purchaser) unless it includes a full release of the Purchaser, any member of the Purchaser’s Group and each of the Companies from such matter or issues, as the case may be.

6.4.2
The Purchaser agrees to cooperate fully with the Vendor with respect to all aspects of the defence of any claims covered by the indemnification set forth in Clause 6.2 (Indemnification by the Vendor ), including, without limitation, the prompt furnishing to the Vendor of any correspondence or other notice relating thereto that the Purchaser, any member of the Purchaser’s Group or any of the Companies may receive, permitting the names of such parties to be utilized in connection with such defence, the making available to the Vendor of any files, records or other information of such parties that the Vendor considers relevant to such defence and the making available to the Vendor of any employees of the Purchaser, any member of the Purchaser’s Group or any of the Companies; provided, however, that in connection therewith the Vendor agrees to use reasonable efforts to minimize the impact thereof on the operations of such parties and further agrees to maintain the confidentiality of all files, records and other information furnished by any such party pursuant to this Clause 6.4 (Conduct of claims ).

6.4.3
In no event shall the obligation of the Purchaser to cooperate with the Vendor as set forth in Clause 6.4 (Conduct of claims ) be construed as imposing upon the Purchaser an obligation to hire and pay for counsel in connection with the defence of any claims covered by the indemnification set forth in this Clause 6 (Indemnities ); provided, however, that the Purchaser may, at its own option, cost and expense, hire and pay for counsel in connection with any such defence.

6.4.4
The Vendor agrees to keep any such counsel hired by the Purchaser reasonably informed as to the status of any such defence (including providing such counsel with such information related to any such defence as such counsel may reasonably request) but the Vendor shall have the right to retain sole control over such defence.

6.5	Reduction in indemnity payment
6.5.1
In determining the amount of any Loss or Expense for which the Purchaser, any member of the Purchaser’s Group or each of the Companies are entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by

(a)
any insurance proceeds realized by such parties, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by such parties as a result of such claim; and

(b)	all amounts recovered by such parties under contractual indemnities from third persons.
6.6	Realisation of insurance proceeds
6.6.1
The Purchaser hereby agrees to use commercially reasonable efforts to realize any applicable insurance proceeds or amounts recoverable under such contractual indemnities; provided, however, that the costs and expenses (including, without limitation, court costs and reasonable attorneys’ fees) of the Purchaser, any member of the Purchaser’s Group or any of the Companies in connection with such efforts shall be promptly reimbursed by the Vendor in advance of any determination of whether such insurance proceeds or other amounts will be recoverable.

6.7	Sole and exclusion remedies, waiver
6.7.1
The Purchaser hereby acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement and the other Transaction Documents shall be pursuant to the indemnification provisions set forth in this Clause 6 (Remedies of the Purchaser ).

6.7.2
In furtherance of Clause 6.7.1, the Purchaser hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against the Vendor and any member of the Vendor’s Group arising under or based upon any federal, state, foreign or local statute, law, ordinance, rule or regulation (including, without limitation, any such rights, claims or causes of action arising under or based upon common law or otherwise).

7	FURTHER INDEMNITIES
7.1	Loan Facility
7.1.1
The Purchaser agrees at all times to indemnity and hold harmless the Vendor from and against all Losses and Expenses incurred by the Vendor and the B Borrowers relating to, or arising directly or indirectly in any manner or for any cause or reason whatsoever under the Facility Agreement and the other documents entered into in connection with the Loan Facility if such Losses and Expenses result from a breach by the Purchaser or any of the A Borrowers of the Financing Arrangements under the Loan Facility.

7.1.2
The Vendor agrees at all times to indemnify and hold harmless the Purchaser and Esther Spirit L.L.C. and Iskmati Spirit L.L.C. from and against all Losses and Expenses incurred by the Purchaser and the A Borrowers relating to or arising directly or indirectly in any manner or for any cause or reason whatsoever under the Facility Agreement and the other documents entered into in connection with the Loan Facility if such Losses or Expenses result from a breach by the Vendor or any of the B Borrowers of the Financing Arrangements under the Loan Facility.

8	COSTS
Except where expressly provided otherwise, each Party shall pay its own costs connected with the negotiation, preparation, execution and implementation of this Agreement and the other Transaction Documents and any matters connected therewith and investigating the affairs of any of the Companies.
9	OTHER PROVISIONS
9.1	Entire agreement
This Agreement together with the other Transaction Documents constitutes the entire agreement between the parties regarding the sale and purchase of the Interests and related matters and supersedes any prior drafts, agreements, undertakings, representations, warranties and arrangements of any kind, whether or not in writing, regarding the same, all of which are hereby terminated and shall cease to have effect in all respects, this Agreement and the parties confirm that there are no collateral or supplemental agreements relating to the other Transaction Documents, except as expressly set forth herein or therein.
9.2	Assignment
9.2.1
This Agreement shall be binding on and enure for the benefit of each Party’s successors and permitted assigns. Save as provided in Clause 9.2.2, no Party shall, without the prior written consent of the other Party, assign, transfer, charge or deal in any other manner with this Agreement or any of its rights (whether to damages or otherwise) or obligations arising under or in connection with the Agreement, or purport to do any of the same, nor sub-contract any or all of its obligations under this Agreement, and any such assignment, transfer, charge or dealing shall be void for all purposes.

9.2.2	The Purchaser may assign all or any part of its rights and benefits under this Agreement to any member of the Purchaser’s Group.
9.2.3
Subject to and upon any succession or assignment permitted by this Agreement, any such successor or assignee shall in its own right be able to enforce any term of this Agreement in accordance with the terms of this Agreement as if it were a party, but until such time shall have no rights whether as a third party or otherwise. The Vendor shall have no greater liabilities towards any successor or assignee of the Purchaser than it would have had to the Purchaser had the Purchaser remained fully and solely entitled under this Agreement.

9.3	Right of set-off, deductions and withholdings and Tax on payments
9.3.1	The Purchaser shall not be entitled to set off against the Consideration any sums owing to it by the Vendor.
9.3.2
If any deduction or withholding is required by law to be made from any payment from one Party to another Party under this Agreement or any other Transaction Document, the Party making the payment shall increase the amount thereof so as to ensure that the recipient receives and is able to retain that amount that it would have received and retained had the payment not been the subject matter of such deduction or withholding provided always that if the recipient is entitled to a credit or some other benefit as a consequence of the payment to it being the subject matter of a deduction or withholding it shall use its reasonable endeavours to utilise the credit (whether by set off, or by claiming a repayment in respect thereof, or otherwise) or benefit so arising and in the event that it is able so to do it shall repay to the Party who made the payment an amount equal to the credit or benefit so utilised, provided always that this Clause is without prejudice to the limitations on the Vendor’s liabilities as set out in Clause 6 (Indemnities ). For the avoidance of doubt, this Clause 9.3.2 shall not impose upon the recipient of the payment any obligation to utilise any credit or benefit in priority to any other economic credit or benefit available to it or to pay to the Party making the payment an amount greater than that by which the original payment was increased under this Clause 9.3 (Right of set-off, deductions and withholdings and Tax on payments ).

9.3.3
If any payment from the Vendor to the Purchaser under this Agreement or any other Transaction Document is liable to Tax in the hands of the Purchaser, the Vendor shall increase the payment by such an amount as will ensure that the Purchaser is able to receive and retain, after paying Tax in respect of its receipt, an amount equal to that which would otherwise have been paid to it had the receipt not been subject to Tax in its hands, provided always that this Clause is without prejudice to the limitations on the Vendor’s liabilities as set out in Clause 6 (Remedies of the Purchaser ). The parties shall agree to the amount of any increase in a relevant payment to give effect to this Clause 9.3 (Right of set-off, deductions and withholdings and Tax on payments ). In the event that the parties are not able to agree the amount of any increase, the amount thereof shall be certified by the Purchaser’s auditors acting as experts whose decision in respect thereof shall be binding on the relevant parties except in the case of manifest error.

9.4	Waivers, rights and remedies
9.4.1
No failure or delay on the part of either Party to this Agreement in exercising any right or remedy provided by law or under this Agreement shall impair such right or remedy or operate as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude or restrict any other or further exercise of it or the exercise of any other right or remedy.

9.4.2
A waiver by either Party to this Agreement of a breach of or default under this Agreement or under any other Transaction Document shall not constitute a waiver of any other breach or default, shall not affect the other terms of this Agreement or any other Transaction Document or the rights of any other person thereto and shall not prevent the Purchaser or the Vendor (as the case may be) from subsequently requiring compliance with the waived obligation.

9.4.3
Any waiver (in whole or in part) of any right or remedy under this Agreement must be set out in writing, signed by or on behalf of the person granting the waiver and may be given subject to any conditions thought fit by the grantor and, unless otherwise expressly stated, any waiver shall be effective only in the instance and only for the purpose for, and in favour of the person to, which it is given.

9.4.4
Unless specifically provided in this Agreement or otherwise, the rights and remedies of the Purchaser and the Vendor under or pursuant to any other Transaction Document are cumulative, may be exercised as often as the Purchaser or the Vendor, as applicable considers appropriate and are in addition to its rights and remedies under the general law.

9.5	Variations
No variation of this Agreement or any other Transaction Document shall be valid unless it is agreed in writing and signed by or on behalf of each of the parties thereto.
9.6	Effect of Closing
This Agreement (other than obligations that have already been fully performed) remains in full force after Closing.

9.7	Provisions of Agreement severable
If any provision of this Agreement or any other Transaction Document is, or becomes, invalid, unenforceable or illegal, in whole or in part, under the laws of any jurisdiction, such term or provision or part shall to that extent be deemed not to form part of this Agreement or the relevant Transaction Document (as the case may be), but the validity, enforceability or legality of the remaining provisions of this Agreement or the relevant Transaction Document shall not be impaired.
9.8	Interest for late payment
Any sum owing by either Party under this Agreement or any other Transaction Document shall carry interest from (and excluding) the date on which it is payable until (and including) the date of actual payment at the Specified Rate. Such interest will be compounded semi-annually and be payable after as well as before any judgment.
9.9	Counterparts
This Agreement and each of the other Transaction Documents may be entered into in any number of counterparts and by the parties thereto on separate counterparts, each of which when so executed and delivered shall be an original but each such document shall not be effective until each party thereto has executed at least one counterpart, but all the counterparts for document shall together constitute one and the same instrument.
9.10	Further assurances
The Vendor shall (and shall procure that any other relevant person shall) execute any deeds or documents and exercise or waive any rights and generally take any action, including passing (or procuring that there is passed) any resolution of the Vendor or (whilst the Vendor remains the registered owner) any of the Companies that the Purchaser may reasonably require, which may be necessary for this Agreement and the other Transaction Documents to be carried into effect.
9.11	Third party rights
This Agreement and the other Transaction Documents are made for the benefit of the Parties to them and their successors and permitted assigns only and are not intended to benefit, and no term thereof shall be enforceable by, any other person by virtue of the Contracts (Rights of Third Parties) Act 1999.

10	NOTICES
10.1	General
Any notice under or in connection with this Agreement shall be in writing and may be delivered by hand or fax to the address of the relevant Party that is set out below or to such other address as that Party may have notified in writing from time to time to the Party serving the notice, which notice so served by fax shall be deemed to have been received at the time of despatch:

(a)	the Vendor

	Name:	Teekay Corporation
	Address: Fax Number:	Suite No. 1778, 48 Par-la-Ville Road, Hamilton, HM 11 Bermuda +011 441 292 3931

marked for the attention of the Corporate Secretary

(b)	the Purchaser

	Name: Address: Fax Number:	Teekay Tankers Ltd. Suite No. 1778, 48 Par-la-Ville Road, Hamilton, HM 11 Bermuda +011 441 292 3931
marked for the attention of the Corporate Secretary
11	TERMINATION

11.1	Termination
This Agreement may be terminated upon written notice given at any time before the Closing:
(a)	by the mutual written consent of Vendor and Purchaser;

(b)
by the Vendor, in the event of a material breach by the Purchaser of any representation, Warranty, covenant or agreement of the Purchaser contained herein that has not been cured or is not curable by the Closing Date; or

(c)
by the Purchaser, in the event of a material breach by the Vendor of any representation, Warranty, covenant or agreement of the Vendor contained herein that has not been cured or is not curable by the Closing Date.

11.2	Effect of Termination
In the event of the termination of this Agreement pursuant to Clause 11.1 (Termination), the parties shall be relieved of their obligations under this Agreement, save that Clause 1 (Definitions and Interpretation) and Clause 10 (Notices) to Clause 12 (Governing Law and Jurisdiction) shall continue in full force and effect, and neither Party shall have any claims against the other Party in connection with this Agreement except in respect of any accrued rights or obligations arising under this Agreement before termination or in connection with any antecedent breach by any Party of any provision of this Agreement or any breach by any Party of any continuing provision of this Agreement.
12	GOVERNING LAW AND JURISDICTION
12.1	English law
This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

12.2	Jurisdiction
12.2.1
Subject to Clause 12.2.3, the courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) or any non-contractual obligations arising out of or in connection with this Agreement (a “Dispute”).

12.2.2	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
12.2.3	No Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.
12.3	Service of process
Without prejudice to any other mode of service allowed under any relevant law, each Party:
(a)
irrevocably appoints Teekay Shipping (UK) Limited, 2nd Floor, 86 Jermyn Street, London, SW1Y 6JD, United Kingdom, as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

(b)	agrees that failure by a process agent to notify the that Party of the process will not invalidate the proceedings concerned.
This Agreement has been executed by or on behalf of the parties the day and year first above written.

Schedule 1: Disclosure Schedule
Schedule 1
Disclosure Schedule

A	Finance Documents

A.1	Loan Facility

Document		Parties	Date

1	Facility Agreement	(i) the Borrowers, including Esther Spirit L.L.C. and Iskmati Spirit L.L.C., (ii) the Lenders (as defined), (iii) Nordea Bank Finland PLC as Agent, (iv) Nordea Bank Finland PLC as Security Trustee, (v) Nordea Bank Norge ASA and others as Mandated Lead Arrangers, (vi) Nordea Bank Norge ASA and others as Bookrunner and (vii) HSH Nordbank AG as Swap Provider	28 November 2007

2	Guarantee and Indemnity in respect of various obligations of A Borrowers	(i) the Vendor (ii) the Security Trustee	28 November 2007

3	Deed of Release and Guarantee and Indemnity	(i) the Security Trustee (ii) the Vendor	18 December 2007

4	Guarantee and Indemnity in respect of various obligations of B Borrowers	(i) the Purchaser (ii) the Security Trustee	18 December 2007

5	Guarantee and Indemnity in respect of various obligations of B Borrowers	(i) the Vendor (ii) the Security Trustee	28 November 2007

6	ISDA Master Agreement	(i) HSH Nordbank AG (ii) the A Borrowers	28 November 2007

7	ISDA Novation Agreement	(i) HSH Nordbank AG (ii) the Vendor (iii) the A Borrowers	28 November 2007

8	Pledge Agreement in relation to A Borrowers	(i) the Purchaser (ii) the Security Trustee	18 December 2007

9	Pledge Agreement in relation to B Borrowers	(i) the Vendor (ii) the Security Trustee	18 December 2007

Schedule 1: Disclosure Schedule

Document		Parties	Date

m.v. “Esther Spirit”

10	First Priority Bahamas Ship Mortgage over m.v. “Esther Spirit”	Esther Spirit L.L.C.	30 November 2007

11	Deed of Covenants	Esther Spirit L.L.C.	30 November 2007

12	Deed of Assignment	(i) Esther Spirit L.L.C. (ii) the Security Trustee	30 November 2007

13	Notice of Assignment	Esther Spirit L.L.C	30 November 2007

14	Loss Payable Clause	Esther Spirit L.L.C	undated

m.v. “Iskmati Spirit”

15	First Priority Bahamas Ship Mortgage over m.v. “Iskmati Spirit”	Iskmati Spirit L.L.C	30 November 2007

16	Deed of Covenants	(i) Iskmati Spirit L.L.C. (ii) Security Trustee	30 November 2007

17	Deed of Assignment	(i) Iskmati Spirit L.L.C. (ii) Security Trustee	30 November 2007

18	Notice of Assignment	Iskmati Spirit L.L.C.	30 November 2007

19	Loss Payable Clause	Iskmati Spirit L.L.C.	undated
B	Vessel Documents
1	CSC Charter relating to the m.v. “Esther Spirit” dated 18 May 2010 and made between (i) Teekay Chartering and (ii) CSC.
2	Addendum No.1 to the CSC Charter dated 25 June 2010 and made between (i) Teekay Chartering and (ii) CSC.

3	Side letter relating to the CSC Charter dated 13 June 2010 and executed by Nanjing.

Schedule 1: Disclosure Schedule
4	Pool Agreement dated 1 December 2003 and made between (i) Gemini Tankers L.L.C (“Gemini”) and (ii) the Participants (as defined therein).
5	Addendum No. 1 to the Pool Agreement dated 1 January 2010 and made between (i) Gemini, (ii) the Participants (as described therein) and (ii) Gemini Pool LLC AS.

6	BMA Transcript of Register in respect of m.v. “Esther Spirit” dated 10 August 2004.

7	BMA Transcript of Register in respect of m.v. “Iskmati Spirit” dated 17 April 2008.

8	Det Norske Veritas Class Status Report in respect of the m.v. “Esther Spirit” dated 12 October 2010.

20	Det Norske Veritas Class Status Report in respect of the m.v. “Iskmati Spirit” dated 12 October 2010.

Schedule 2: The Interests Transfer Documents
Schedule 2
The Interests Transfer Documents
1	Certificate of Limited Liability Interest of Esther Spirit L.L.C., signed by its member, the Vendor and duly endorsed by the Vendor for transfer to the Purchaser.
2	Certificate of Limited Liability Interest of Iskmati Spirit L.L.C., signed by its member, the Vendor and duly endorsed by the Vendor for transfer to the Purchaser.

Schedule 3: Warranties and Representations
Schedule 3
Warranties and Representations
1	The Companies and the Interests
(a)	Information

Each of the Companies are duly formed, organised and validly existing and in good standing under the laws of The Republic of the Marshall Islands. Each of the Companies have the requisite power and authority to own and operate their properties and assets and to carry on their businesses.

(b)	Title to Interests

The Interests constitute 100% of the issued capital of each of the Companies, the Vendor is the sole legal and beneficial owner of the Interests, and no claim has been made by any person to be entitled to any of them. The Interests have been duly authorized, properly allotted and validly issued and are fully paid, or credited as fully paid, and non-assessable. Save as Disclosed there is no Security Interest, option, conversion right, right to acquire, or other adverse interest, right, equity, claim or potential claim of any description on or over or affecting any of the Interests nor are there any agreements, arrangements or commitments to give or create any such Security Interest, right or claim, and no claim has been made by any person to be entitled to any.

(c)	No arrangements relating to share capital
None of the Companies have created or issued any shares or equity interests (other than the Interests). There is no agreement, arrangement, obligation or commitment (including an option or right of pre-emption or conversion) requiring or granting any person the right to require the creation, allotment, issue, transfer, redemption or repayment of, or creating or requiring the creation of any Security Interest over, or requiring the grant to a person of the right (conditional or not) to require the allotment, issue, transfer, redemption or repayment of, any shares, equity or loan capital in any of the Companies (or any unissued shares, equity capital, loan capital or other securities of any of the Companies) now or at any time in the future, and none of the Companies have agreed to do or enter into any of the foregoing and no person has made any claim to be entitled to any of the foregoing.
(d)	No capital reorganisation
None of the Companies have since their incorporation or formation:
(i)	made any issue of securities by way of capitalisation of profits or reserves (including share premium account and capital redemption reserve); or
(ii)	repaid, purchased or redeemed any shares of any class of their share capital or otherwise reduced their share capital or any class of it;
and have not agreed to do any of the foregoing (whether at the option of any other person or otherwise).

Schedule 3: Warranties and Representations
(e)	No agreement/arrangement
Save as Disclosed, neither the Vendor nor any of the Companies are party to any agreement or arrangement concerning:
(i)	the transfer or disposal of the Interests or any interest therein or any restriction thereon or obligation relating thereto;
(ii)	the exercise of votes at meetings of the board of any of the Companies (if any) or of the holders of any class of Interests; or
(iii)	the right to appoint or remove any directors or officers of any the Companies (where applicable).
(f)	No Security Interest over assets
Save as Disclosed, there is no Security Interest (other than liens arising in the usual course of business consistent with past practices) affecting the whole or any material part of the assets of any of the Companies.
2	The Vendor
(a)	Capacity of Vendor
As regards the Vendor:
(i)	it has the requisite power and authority to enter into this Agreement and the Transaction Documents to which it is a party and perform all its obligations thereunder;
(ii)
this Agreement and the Transaction Documents to which it is a party constitute (or will constitute when executed) its legal, valid and binding obligations enforceable against it in accordance with their terms;

(iii)
it has the power and authority to absolutely and unconditionally sell and transfer the full legal and beneficial ownership in the Interests registered in its name to the Purchaser on the terms set out in this Agreement;

(iv)
the execution and delivery of this Agreement and the Transaction Documents and performance by it of the obligations thereunder do not and will not result in a breach of, or constitute any default under, any law or regulation, any order, judgement or decree by any court or governmental agency to which it is a party or by which it is bound, its Articles of Incorporation and Bylaws or any agreement to which it is a party;

(v)
all consents, licences, approvals and authorisations required by it in connection with this Agreement and the Transaction Documents to which it is a party and the transactions contemplated thereby have been obtained and are in full force and effect;

(vi)
no action, suit, proceeding, litigation or dispute against it or any member of the Vendor’s Group is presently taking place or pending or, to its knowledge, threatened that would or might reasonably be expected to inhibit its ability to perform its obligations under this Agreement and the Transaction Documents to which it is a party or that could materially and adversely affect the Interests; and

Schedule 3: Warranties and Representations
(vii)	in so far as it is a body corporate:
(A)	it is a body corporate duly incorporated and validly existing under the laws of the jurisdiction in which it is incorporated;
(B)
no Insolvency Event has occurred in relation to it and no events or circumstances have arisen that entitle or could entitle any person to take any action, appoint any person, commence proceedings or obtain any order instigating an Insolvency Event.

(b)	Vendor/Companies relationship
Save as Disclosed, neither the Vendor, nor any member of the Vendor’s Group:
(i)
owe any indebtedness or other liability and which in aggregate exceeds $100,000 to any of the Companies whether actually or contingently, whether solely or jointly with any other person and whether as principal or surety, and there is no such indebtedness or liability and which in aggregate exceeds $100,000 due or owing by any of the Companies to the Vendor, or any member of the Vendor’s Group and there is no guarantee or Security Interest in respect of any such indebtedness or liability outstanding;

(ii)
are party to any agreement, arrangement or understanding, other than this Agreement and the Transaction Documents, with any of the Companies or relating to any of the Companies or the Interests in which the Vendor, any member of the Vendor’s Group is or has been interested, whether directly or indirectly, and there is no agreement, arrangement or understanding to which any of the Companies are a party and in which the Vendor, or any member of the Vendor’s Group has or has had an interest, whether directly or indirectly; or

(iii)
is entitled to a claim of any nature against any of the Companies, or which individually does not exceed $100,000, or has assigned to any person the benefit of a claim against any of the Companies to which it would otherwise be entitled.

3	Agreements
(a)	Disclosure of Relevant Documents
Complete and accurate copies of all Relevant Documents (including all amendments and supplemental agreements relating thereto) have been provided to the Purchaser and all Relevant Documents are set out in the Disclosure Schedule.
(b)	Enforceability of and compliance with agreements
In relation to each Relevant Document:
(i)
the Vendor has no reason to believe that any of the Companies will be unable to complete and fulfil each of the Relevant Documents to which they are a party by the due date and in accordance with its terms;

(ii)	each of the Companies are in the possession or in the control of each Relevant Document to which they are a party;
(iii)
so far as the Vendor is aware, there are no written or oral agreements that derogate from the obligations of any person other than the Companies or increase the obligations of any of the Companies under the Relevant Documents to which they are a party;

(iv)
each Relevant Document has been validly executed by the relevant Company, is valid and subsisting, has not been terminated and is fully enforceable against that Company and, to the Vendor’s knowledge, the other parties to such agreement in accordance with its terms;

Schedule 3: Warranties and Representations
(v)	none of such Relevant Documents are subject to a Security Interest granted or created by any of the Companies or any member of the Vendor’s Group other than under the terms of the Relevant Document;
(vi)
to the Vendor’s knowledge, there is no and has not been, at any time, any breach of, or any default in the performance of, the terms of any such Relevant Documents by any person other than the relevant Company nor are there any circumstances likely to give rise to such breach or default. None of the Companies have granted any time or indulgence, or waived any right, in relation to any Relevant Document to which they are a part and, in particular, but without prejudice to the generality of the foregoing, all amounts due and payable under such agreements have been duly paid in full on, or within a reasonable period of, the due date for payment of the same;

(vii)
so far as the Vendor is aware, each of the Companies have fulfilled all of its obligations and performed and observed all warranties, undertakings, covenants and agreements on its part to be fulfilled, performed and observed under each Relevant Document to which they are a party;

(viii)
no notice of any intention to terminate, repudiate, rescind, modify or disclaim any provision of any Relevant Document has been given by any of the Companies or, so far as the Vendor is aware, received from a person other than the Companies by the Companies in respect of any Relevant Document;

(ix)
so far as the Vendor is aware, each of the Companies have paid all Taxes, duties, imposts and other charges payable in respect of the Relevant Documents to which they are a party so far as such Taxes, duties, imposts and other charges fall upon each of the Companies and have become due and payable;

(x)
all necessary licences, approvals and consents required by any of the Companies prior to the entry into of each of the Relevant Documents and for their continuation were duly obtained and are subsisting and, to the Vendor’s knowledge, no circumstances have arisen that may lead to withdrawal or failure to renew, if applicable, of any such licence, approval or consent;

(xi)
there are no disputes or outstanding claims pending or, to the Vendor’s knowledge, threatened against any of the Companies under the Relevant Documents and, to the Vendor’s knowledge, no person is entitled to make, or has threatened to make, a claim against any of the Companies in respect of any representation, breach of condition or warranty or other express or implied term relating to any of the Relevant Documents and no matter exists that would or might enable a person other than the Companies themselves to make such a claim or raise a set-off, deduction, withholding or counterclaim in any action for breach of any Relevant Document or otherwise give any person other than the Companies the right to withhold or delay payment of any sum due from them under the terms of the Relevant Document or the performance of any of their obligations thereunder;

(xii)
so far as the Vendor is aware, no person (other than the parties to the Relevant Documents) has any rights (including any Security Interests) in respect of any such Transaction Documents or the assets the subject thereof;

(xiii)
the execution of this Agreement by the Vendor and the exercise of its rights and performance of its obligations under the Agreement does not constitute and will not result in any breach of any Relevant Document or other agreement or treaty to which the Vendor or any of the Companies are a party;

Schedule 3: Warranties and Representations
(xiv)
the obligations expressed to be assumed by the Vendor in this Agreement are legal and valid obligations, binding on them in accordance with the terms of this Agreement and no limit on any of their powers will be exceeded as a result of the transaction contemplated by this Agreement or the performance by the Vendor, of its obligations herein; and

(xv)	so far as the Vendor is aware, no Insolvency Event has occurred in relation to any third party to any Relevant Documents.
(c)	No powers of attorney
There are in force no powers of attorney given by any of the Companies nor any other authority (express, implied or ostensible) given by any of the Companies to or in favour of any person (as agent or otherwise) to enter into any agreement, contract or commitment or to do anything on their behalf except as set out in the Disclosure Schedule. The Disclosure Schedule sets out details of all persons who have authority to bind each of the Companies in the ordinary course of their business.
(d)	Change of control
Neither the sale of the Interests hereunder nor any change in the management of any of the Companies as a result of this Agreement will:
(i)	entitle any person to modify or terminate any Relevant Document or other arrangement with any of the Companies;
(ii)	result in the breach by the Companies under any of the terms, conditions or provisions of any Relevant Document or other instrument to which any of the Companies are now a party;
(iii)	result in any present or future Indebtedness becoming due and payable or capable of being declared due and payable prior to its stated maturity; or
(iv)	entitle any person to receive from any of the Companies any finder’s fee, brokerage or other commission in connection with the sale of the Interests.
(e)	Offers and tenders
No offer or tender or similar arrangement given or made by any of the Companies is capable of giving rise to an agreement solely by the unilateral act of any person other than that Company.
(f)	Joint Ventures etc
The Companies do not and have not agreed to, act or carry on business in partnership with any other person and are not and have not agreed to act or become a member of any joint venture, consortium, corporate or unincorporated body, association or undertaking.
(g)	Competition/Anti-trust
None of the Companies are party to any practice, arrangement or agreement that infringes or is likely to require registration or notification under any relevant anti-trust or competition law.

Schedule 3: Warranties and Representations
(h)	Restrictive practices
The Companies are not and have not been a party to any agreement, arrangement, understanding or practice restricting the freedom of any of the Companies to carry on the whole or any part of their business in any place in such manner as they think fit or to provide or take goods and/or services by such means and from and to such persons and into or from such places as they may from time to time think fit and/or to compete in any area or in any field or with any person.
(i)	Directors or Officers
The management of each of the Companies is vested exclusively in its members. The Vendor is, and the Purchaser or its nominee shall be upon the Closing, the sole member of each of the Companies with, in its capacity as sole member, authority to make all decisions and take all actions for each of the Companies as, in its sole discretion, it shall deem necessary and appropriate to enable each of the Companies to carry out any lawful activity, including but not limited to carrying on the acquisition, ownership, operation and disposition of oceangoing vessels. Notwithstanding its authority to do so as sole member of each of the Companies, save as Disclosed, the Vendor has not appointed or elected any individuals to officer positions of any of the Companies.
4	Financial Arrangements
(a)	Indebtedness
Save as Disclosed, the Companies do not have outstanding nor have they incurred or agreed to incur any Indebtedness (including, without limitation, any indebtedness for moneys borrowed or raised under any acceptance credit, bond, rate, bill of exchange or commercial paper, finance lease, hire purchase agreement, trade bills, forward sale or purchase agreement or conditional sale agreement or other transaction having the commercial effect of a borrowing).
(b)	Financing Arrangements
The sale by the Vendor and the purchase by the Purchaser of the Interests are subject to the Financing Arrangements. These arrangements are reflected in the documents relating to the Finance Arrangements that have been Disclosed.
(c)	Loans by the Companies
None of the Companies have made any loans to the Vendor, any member of the Vendor’s Group or any third party.
(d)	Debts
None of the Companies have factored any of their debts. There are no debts owing to any of the Companies.
(e)	No guarantee or Security Interests
Save as Disclosed, no guarantee or Security Interest has been given or entered into by any of the Companies or any third party in respect of Indebtedness or other obligations of any of the Companies and no guarantee or Security Interest has been given or entered into by any of the Companies in respect of any other person.

Schedule 3: Warranties and Representations
(f)	No indemnities given by the Companies
The Companies are not responsible (including on a contingent basis) for the indebtedness, or for the default in the performance of any obligation, of any person nor are they party to any option or pre-emption right or any guarantee, suretyship or any other obligation (whatever called) to pay, purchase or provide funds (whether by advance of money, the purchase of or subscription for shares or other securities or the purchase of assets or services or otherwise) for the payment of, or as an indemnity against the consequence of default in the payment of, any indebtedness of any person.
(g)	Bank accounts
Details of all bank accounts of each of the Companies, and particulars of the balances of all of the Companies bank accounts as at a date not more than 2 (two) Business Days before the date of this Agreement, have been disclosed to the Purchaser, and none of the Companies have any other bank accounts. Since the date of such particulars, there have been no material payments out of any such bank accounts, except for routine payments in the ordinary course of business consistent with past practices.
5	Assets, Liabilities and other Arrangements
(a)	No other assets and liabilities
None of the Companies have assets other than the relevant Vessel and none of the Companies have any liabilities other than those arising in connection with the Transaction Documents and as set forth in the Disclosure Schedule and, save for its obligations under the Transaction Documents, there are no agreements or arrangements to which any of the Companies are a party that increase the obligations of any of the Companies under the Transaction Documents or that create or include any other obligation that might be binding on any of the Companies.
(b)	Business activity
The only business activity of each of the Companies since incorporation or formation has been the acquisition, ownership, and operation of the relevant Vessel.
6	Properties
None of the Companies own, occupy or use any real property.
7	Insurance
Each of the Companies maintain the policies of insurance listed in the Disclosure Schedule and attached to the Disclosure Schedule, each of which is in full force and effect and, to the Vendor’s knowledge, not subject to being voided for any reason.
8	Litigation and other Disputes
(a)	No proceedings
The Companies are not, and, to the Vendor’s knowledge, no director or officer of any of the Companies (in relation to each of the Company’s affairs or, if resolved in a manner adverse to such director or officer, could result in a materially adverse effect on any of the Company’s business) is, engaged in or a party to any dispute, litigation, arbitration, prosecution or other legal proceedings or in any proceedings or hearings before any statutory or governmental body, department, board or agency, nor are any of the foregoing pending or, to the Vendor’s knowledge, threatened or expected either against or by any of the Companies, and, to the Vendor’s knowledge, there is no fact or circumstance or any other form of written demand in existence that might give rise to the same, or form the basis of any criminal prosecution against any of the Companies.

Schedule 3: Warranties and Representations
(b)	No orders or judgements
There is no order, decree or judgement of any court, tribunal or any governmental agency of any country outstanding against any of the Companies or, to the Vendor’s knowledge, any person for whose acts any of the Companies may be vicariously liable, and, to the Vendor’s knowledge, there are no circumstances likely to give rise to vicarious liability of any of the Companies, and no injunction has been granted against any of the Companies.
(c)	No unlawful acts
The Companies have not committed, or been prosecuted for, any breach of a statutory or regulatory duty or any tortious or other criminal or unlawful or unauthorised act that could reasonably be expected to lead, or has led, to a claim for damages or an injunction or other order of a court or tribunal of competent jurisdiction being made against them, and there are no circumstances likely to give rise to such a breach or act.
9	Compliance with Legal Requirements
(a)	Compliance by each of the Companies
Each of the Companies has, so far as the Vendor is aware, complied and are continuing to comply in all material respects with all relevant legislation and regulations and guidelines in any part of the world applicable to them and/or their business and/or their assets.
(b)	Ultra vires
Each of the Companies are empowered and duly qualified to carry on business in all jurisdictions in which its present business is now carried on and has not entered into any ultra vires transaction.
(c)	Returns
All returns, particulars, resolutions and other documents required to be filed with or delivered to the Registrar of Corporations in the Republic of the Marshall Islands by each of the Companies have been properly prepared and so filed or delivered.
(d)	Limited Liability Company Agreements
The Limited Liability Company Agreements of, and all resolutions passed by, each of the Companies and all other legal requirements concerning each of the Companies have been complied with. A copy of each of the Companies’ Limited Liability Company Agreements has been provided to the Purchaser, which are complete and accurate in all material respects, have attached thereto or incorporated therein copies of all resolutions and other documents required by law to be so attached or incorporated, and fully sets out the rights and restrictions attaching to the Interests.
(e)	Books and records
The statutory books (including all registers and minute books whether electronic or otherwise), books of account and other statutory records of each of the Companies have been properly and accurately written up or maintained in accordance with all applicable laws and are up to date (but not including the date of the Agreement) and comprise complete and accurate records of all information required to record therein other than to the extent that they are not material to the business of that Company. None of the Companies have received any notice or allegation that any of the statutory books, books of accounts or other records of whatsoever kind of that Company are inaccurate or incomplete or should be rectified.

Schedule 3: Warranties and Representations
(f)	Company names
The Companies do not use or otherwise carry on business under any name other than their full corporate name. Each of the Companies have the full right to use their corporate name without restriction, and each of the Companies and the Vendor are not aware of any actual or threatened challenge to the use of those names or any of them in respect of the business of any of the Companies or any claim that any such use infringes any rights of any third party.
(g)	Consents and licences
Each of the Companies holds any and all licences (including statutory licences), permissions, authorisations, consents, registrations and exemptions required by that Company for the operation of its business as now carried on, and, to the Vendor’s knowledge, none of these is subject to revocation or cancellation for any reason.
(h)	No penalties or fines
None of the Companies nor any of their officers (or agents during the course of their duties) have committed or omitted to do any act or thing that has given or could give rise to a material claim, fine, penalty or other liability, at law or in equity, in respect of the physical or environmental condition of any of their fixed or moveable assets, real property or products.
(i)	No investigations and inquiries
No investigations, inquiries or reviews by or on behalf of any governmental or other body in respect of any of the Companies or their business or assets are pending or, to the Vendor’s knowledge, in existence or have been conducted or threatened, and there are no circumstances that might give rise to such investigation, inquiry or review.
10	Employment
The Companies do not, and have never had any employees and there are no arrangements (written or otherwise) under which remuneration or benefit or other sum whatsoever is paid or given to any person (including any officer or consultant of any of the Companies).
11	Taxation
(a)	Tax Residence
(i)
Each of the Companies are and have always been resident in The Marshall Islands for the purposes of Taxation and none of the Companies have ever been resident in any other country for the purposes of Taxation or treated as so resident for the purposes of any double taxation agreement.

(ii)	None of the Companies have ever traded through a branch, agency or permanent establishment situated outside The Marshall Islands.
(iii)	No circumstances exist whereby a person not resident in The Marshall Islands is assessable and chargeable to tax in the name of any of the Companies.

Schedule 3: Warranties and Representations
(b)	Disclosures, Notices, Returns, Clearances and Records
(i)
All notices, reports, disclosures, accounts, computations, statements, assessments, registrations, de-registrations and any other information that ought to have been made or supplied by or in respect of any of the Companies for any Taxation purposes have been made or supplied on a proper basis, were punctually submitted, were accurate and complete when submitted and remain accurate and complete and are not the subject of any dispute, enquiry or investigation with any Taxation Authority, and, to the Vendor’s knowledge, there are no present circumstances that are likely to give rise to any such dispute, enquiry or investigation.

(ii)
No action has been taken by any of the Companies in respect of which any consent or clearance from any Taxation Authority was required except in circumstances where such consent or clearance was validly obtained, and no conditions were attaching thereto.

(iii)
Each of the Companies have made and submitted each claim, disclaimer, election, notice and consent to have been made and submitted, and details of all such claims, disclaimers, elections, notices and consents are set forth in the Disclosure Schedule.

(iv)
None of the Companies have ever been subject to any enquiry, visit, audit, investigation or discovery order by any Taxation Authority nor, to the Vendor’s knowledge, are there any circumstances existing that make it likely that any such enquiry, visit, audit, investigation or discovery order will be made in the next 12 months.

(v)	The Disclosure Schedule sets out details of all notices given by any Taxation Authority to or in relation to each of the Companies, the provisions of which remain in force.
(vi)
Each of the Companies have sufficient records relating to past events to permit accurate calculation of the Taxation liability or relief that would arise upon a disposal or realisation on completion of each asset owned by each of the Companies before Closing.

(vii)
Except as set out in the Disclosure Schedule, each of the Companies Taxation affairs are not dependent on or subject to any concession, agreement or other formal or informal arrangement with any Taxation Authority.

(c)	All Tax Paid
(i)	All Taxation for which each of the Companies are liable and that ought to have been paid has been paid on a timely basis to the appropriate Taxation Authority.
(ii)	None of the Companies have paid, within the three years ending on the date of this Agreement, nor will become liable to pay, any interest, penalty, fine or surcharge to any Taxation Authority.
(iii)
None of the Companies have received from any Taxation Authority (and have not subsequently repaid to or settled with that Taxation Authority) any payment to which they were not entitled or any notice in which their liability to Taxation was understated.

Schedule 3: Warranties and Representations
(d)	Stamp Duty
All documents that are in the possession of any of the Companies or under their control or to which that Company is a party and that attract stamp duty have been properly stamped, and that Company has duly paid all stamp duty to which they are, have been or may be made liable, and there is no liability for any penalty in respect of such duty nor, to the Vendor’s knowledge, are there any circumstances or transactions to which any of the Companies is or have been a party, which may result in any of the Companies becoming liable for any such penalty.
(e)	U.S. Tax Classification
Each of the Companies are classified for United States federal income tax purposes as a disregarded entity pursuant to Treas. Reg. Section 301.7701-3. Neither the Vendor nor any of the Companies will take any action to change the U.S. federal income tax classification of any of the Companies.
12	Miscellaneous
(a)	No broker’s fees
No one is entitled to receive from any of the Companies any finder’s fee, brokerage, or other commission in connection with the purchase of the Interests.
(b)	Effect of entering into this Agreement
Compliance with the terms of this Agreement or Closing does not and will not:
(i)	conflict with or result in the breach of or constitute a default under any of the terms, conditions or provisions of:
(A)	any agreement or instrument to which any of the Companies are now a party, including the Transaction Documents; or
(B)	each of the Companies’ Limited Liability Agreement or give rise to or cause to become exercisable any right of pre-emption or right of first refusal; or
(C)
any loan to or mortgage created by any of the Companies or any lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character to which any property of any of the Companies are subject or by which any of the Companies are bound;

(ii)	result in any present or future Indebtedness becoming due or capable of becoming due and payable prior to its stated maturity;
(iii)
relieve any other party to an agreement or arrangement with any of the Companies, including the Transaction Documents, of its obligations thereunder (whether contractual or otherwise) or enable it to vary or terminate its rights or obligations thereunder or determine any right or benefit enjoyed by any of the Companies or to exercise any right, whether under an agreement with, or otherwise in respect of, any of the Companies;

(iv)	result in the creation or imposition of any Security Interest on any assets of any of the Companies;
(v)	cause any of the Companies to lose the benefit of any right or privilege it presently enjoys;

Schedule 3: Warranties and Representations
(vi)	cause any person who normally does business with any of the Companies not to continue to do so on the same basis as previously; or
(vii)
cause any licence or authority necessary or desirable for the continuation of any of the Companies respective businesses to be determined or not renewed or continued or renewed on less favourable terms.

(c)	Accurate information provided
All information given by the Vendor or any member of the Vendor’s Group or officials or professional advisers of any of the Companies or the Vendor to any of the directors, officials or professional advisers of the Purchaser in the course of negotiations leading to this Agreement, taken as a whole, was, when given, and remains and will at Closing be true and accurate in all material respects, and there is no matter or fact that has not been disclosed to the Purchaser that renders any such information untrue or misleading in any material respect.
(d)	Disclosure Schedule etc. accurate
All information contained in the Disclosure Schedule is true, complete and accurate in all respects and nothing has been omitted and, there is no matter or fact, which renders any such information untrue, inaccurate, incomplete or misleading in any material respect.
(e)	All information disclosed
All information relating to each of the Companies that the Vendor knows or should reasonably know and that is material to be known by the Purchaser in the context of the sale of the Interests has been disclosed to the Purchaser and, to the best of the knowledge, information and belief of the Vendor, there are no other facts or matters undisclosed to the Purchaser that could reasonably be expected to have a material adverse effect on any of the Companies or the Interests.
13	Insolvency
(a)	No Insolvency event
No Insolvency Event has occurred in relation to any of the Companies and no events or circumstances have arisen that entitle or could entitle any person to take any action, appoint any person, commence proceedings or obtain any order instigating an Insolvency Event.
14	The Vessels
(a)	Vessel Commitments
In relation to the Vessels:
(i)
each Vessel is properly registered in the name of the relevant Company under and pursuant to the flag and law of the Bahamas and all fees due and payable in connection with such registration have been paid;

(ii)
each Vessel is entered with Det Norske Veritas (or another classification society of like standing) and has the highest classification rating issued by such society for a vessel of the type, age and class of that Vessel;

Schedule 3: Warranties and Representations
(iii)
each Vessel is in class without any recommendations or notation as to class or other requirement of the relevant classification society, and if any Vessel is in a port, they are in such condition that they can not be detached by any port state authority or the flag state authority for any deficiency;

(iv)
each Vessel is owned free of all maritime liens, encumbrances and mortgages except those that have been Disclosed in the Disclosure Schedule and accepted by the Purchaser and the terms of any charters that continue beyond the Closing Date, mortgages and loan documents do not prohibit the sale of any of the Companies;

(v)
each Vessel has been maintained in a proper and efficient manner in accordance with internationally accepted standards for good ship maintenance, are in good operating order, condition and repair and are seaworthy and all repairs made to any of the Vessels during the last two years and all known scheduled repairs due to be made and all know deficiencies have been Disclosed in the Disclosure Schedule;

(vi)	none of the Vessels are:
(A)	under arrest or otherwise detained;
(B)	other than in the ordinary course of business, in the possession of any person (other than their master and crew) or subject to a possessory lien; or
(C)	other than in the ordinary course of business, subject to any other lien;
(vii)
each Vessel complies in all material respects with all laws, the requirements of any government agency having jurisdiction over any Vessel, the provisions of all international conventions and the provisions of the rules and regulations issued under international conventions applicable to that Vessel;

(viii)
each Vessel is supplied with valid and up-to-date safety, safety construction, safety equipment, radio, loadline, health, tonnage, trading and other certificates or documents as may for the time being be prescribed by the law of the flag of that Vessel or of any other pertinent jurisdiction, or that would otherwise be deemed necessary by a shipowner acting in accordance with internationally accepted standards for good ship management and operations; and

(ix)	no blacklisting or boycotting of any description whatsoever has been applied or currently exists against or in respect of any Vessel.
(b)	The CSC Charter
In relation to the CSC Charter:
(i)
the m.v. “Esther Spirit” has been delivered by the relevant Company to and accepted on an unconditional basis by the relevant Charterer for service under and in accordance with the terms and conditions of the CSC Charter;

(ii)	the CSC Charter has been validly executed by the parties thereto and is in full force and effect;
(iii)	no amendment or modification has been made to the terms of the CSC Charter and the terms of the CSC Charter are in substantially the same form as Disclosed;
(iv)	the charter period in respect of the CSC Charter is two years plus or minus 30 days in relevant Charterer’s option; and

(v)	the m.v. “Esther Spirit” went on hire on 19 July 2010;

Schedule 3: Warranties and Representations
(c)	The Pool Agreement
In relation to the Pool Agreement:
(i)	the m.v. “Iskmati Spirit” has been delivered by Iskmati Spirit L.L.C for service under and in accordance with the terms and conditions of the Pool Agreement;
(ii)	the Pool Agreement has been validly executed by the parties thereto and is in full force and effect; and
(iii)	no amendment or modification has been made to the terms of the Pool Agreement and the terms of the Pool Agreement are in substantially the same form as Disclosed.

Schedule 4: The Vessels
Schedule 4
The Vessels

Vessel	“ESTHER SPIRIT”

Built	2004

Yard	Samsung

Class	Det Norske Veritas

+1A1 Tanker for Oil ESP SPM EO VCS-2 TMON NAUTICUS (Newbuilding)

Flag	Bahamas

Place of Registration	Nassau

Call sign	C6FY6

IMO (Registration) No.	9282053

Grt/Nrt	62929/34548

Vessel	“ISKMATI SPIRIT”

Built	2003

Yard	Hyundai

Class	Det Norske Veritas

+ 1A1 Tanker for Oil ESP EO VCS-2 NAUTICUS (Newbuilding)

Flag	Bahamas

Place of Registration	Nassau

Call sign	C6WJ4

IMO (Registration) No.	9236353

Grt/Nrt	84789/53755

Schedule 5: The Consideration Formula
Schedule 5
The Consideration Formula
A = B + C
Where:
A = the Consideration, being $107,500,000
B = $46,100,000 being the price for Esther Spirit L.L.C.
C = $61,400,000 being the price for Iskmati Spirit L.L.C.
And where:
B is calculated as being the sum of:

Charter Free Valuation	$44,000,000
Contract Value	$(300,000)
Financing Value	$2,400,000

$46,100,000
C is calculated as being the sum of:

Charter Free Valuation	$58,200,000
Financing Value	$3,200,000

$61,400,000

EXECUTION PAGE

Executed by	)
TEEKAY CORPORATION acting by	)
)

Executed by	)
TEEKAY TANKERS LTD.	)
acting by	)